                            Exhibit 19.1

Omnicell, Inc.
Policy Against Trading on the Basis of Inside Information
During the course of your employment with OMNICELL, INC. or its affiliated entities (collectively, the “Company”), you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the U.S. Securities and Exchange Commission (“inside information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s stock or stock of another publicly-traded company, or to disclose such information to a third party who does so (a “tippee”).
For anyone to use such information in order to gain personal benefit, or to pass on, or “tip,” the information to someone who does so, is illegal. There is no “de minimis” test. Use of inside information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee.
Furthermore, it is important that the appearance as well as the fact of insider trading in stock be avoided. The only exception is that transactions directly with the Company, e.g., option exercises or purchases under the Company’s employee stock purchase plan, will not create problems. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions.
As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is “inside information” is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. If you possess “inside information,” you must refrain from trading in a company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. “Trading” includes engaging in short sales, transactions in put or call options, and other inherently speculative transactions.
Although by no means an all-inclusive list, information about the following items may be considered to be “inside information” until it is publicly disseminated:
(a)Earnings results, financial results or forecasts;
(b)Major new products or services;
(c)Mergers, acquisitions, dispositions or joint ventures;
(d)Event regarding the Company’s securities (e.g. pending public or private sales of debt or equity securities, tender offers, stock repurchase plans);
(e)Major contract awards or cancellations;
(f)Senior management or control changes;
(g)Changes in auditors or notification that the Company may no longer rely on an auditor’s audit report;
(h)Significant writeoffs;
(i)Significant litigation;
(j)Corporate partner relationships;
©2024 Omnicell, Inc.                             Trading In Securities by Covered Persons

(k)Notice of issuance of patents; and
(l)Bankruptcies or receiverships involving the Company or parties with whom the Company has a material relationship
In addition to the above, in order to eliminate any appearance of impropriety on the part of any employee of the Company:
•No Employee shall (i) engage in any “short sale” of any securities of the company or (ii) purchase options puts, calls or similar derivative securities of or related to the company or companies engaged in business with the company. A “short sale” is one in which a person sells a security he or she does not own at the time of sale.
•No Employee shall contribute to or participate in “chat room” or similar online forums with respect to the company or companies engaged in business with the company.
Because the officers and directors of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we ask them to do more than refrain from insider trading. Additional restrictions apply to officers and directors under a separate policy.
Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee who has questions about these matters should speak with his or her own attorney or to Omnicell’s Chief Legal and Administrative Officer or their designee.
Agreement
In consideration of the compensation I am to receive as an employee, officer or director of Omnicell, Inc. (the “Company”), and as a condition of my employment or affiliation, with the Company, but without limiting the Company’s right to terminate my employment at any time, I make the following representations and agreements:
1.I acknowledge receipt of the Omnicell, Inc. Policy Against Trading on the Basis of Inside Information (the “Policy”).
2.I have read and understand the Policy.
3.I have had ample opportunity to ask questions concerning the meaning or application of the Policy and have received satisfactory answers to all such questions.
4.I agree to comply with all of the policies and procedures expressed in the Policy.
5.I understand a violation of the Policy may result in disciplinary action, including the possible termination of my employment with the Company, as well as civil or criminal liability. I also understand any violation could result in the imposition of penalties against the Company.
6.I understand and agree that, in addition to disciplinary action, if I fail to comply with the Policy, I will be required to reimburse the Company for any losses, claims, damages, expenses (including reasonable attorney’s fees) or liabilities to which the Company or any officer, director, employee or agent may become subject under the Securities Exchange Act of 1934, applicable state securities laws or otherwise, arising from my violation of the Policy.
This Agreement does not constitute an offer or guaranty of employment or continued employment in any way.

Date:	Signature

Print Name

Omnicell, Inc.
Trading In Securities by Covered Persons
For purposes of the following policy statements and procedures, transactions by a Covered Person (as defined below) shall include any purchase or sale of a security, directly or indirectly, (a) by or at the direction of a Covered Person, (b) by or at the direction of a relative who resides with the Covered Person, (c) by any person who is under the control of the Covered Person or such relative, whether the trade is for the benefit of the Covered Person or another person, or (d) by the Covered Person or such relative or controlled person at any time after termination of the Covered Person’s affiliation with Omnicell, Inc. (the “Company”) during which the Covered Person is in possession of material nonpublic information. A “Covered Person” is every Director, Executive Officer or anyone reporting directly to such Executive Officer, any employee who reports directly to the Chief Executive Officer, any Section 16 Officer, and any employee who, by the nature of his/her position or job requirements, receives the estimates and forecasts of the Company’s current quarterly worldwide or U.S. national numbers for financial results, bookings or product installations during any closed window period. The Company may also determine that other employees and persons, including contractors and consultants, that are aware of material nonpublic information should be designated a “Special Window Covered Person” and subject to a Special Blackout Period (as defined below).
Policy Statements
1.NO COVERED PERSON OR SPECIAL WINDOW COVERED PERSON WHO POSSESSES, OR HAS REASON TO KNOW THE COMPANY POSSESSES, MATERIAL NONPUBLIC INFORMATION CONCERNING THE COMPANY OR ANY PUBLICLY HELD COMPANY WITH WHICH THE COMPANY DOES BUSINESS MAY PURCHASE OR SELL SECURITIES OF THE COMPANY OR SUCH OTHER COMPANY (OR ENGAGE IN SHORT SALES, THE PURCHASE OR SALE OF PUTS OR CALLS ON OTHER DERIVATIVE SECURITIES) UNTIL AT LEAST TWO FULL TRADING DAYS HAVE ELAPSED FOLLOWING THE DATE ON WHICH THE INFORMATION HAS BEEN MADE PUBLICLY AVAILABLE AND, TO THE EXTENT APPLICABLE, THE PURCHASE OR SALE HAS BEEN CLEARED IN ACCORDANCE WITH POLICY STATEMENT 3 BELOW.
2.NO COVERED PERSON SUBJECT TO A QUARTERLY BLACKOUT PERIOD SHALL PURCHASE, SELL OR OTHERWISE TRANSFER ANY SECURITIES OF THE COMPANY DURING A QUARTERLY BLACKOUT PERIOD AND NO SPECIAL WINDOW COVERED PERSON SHALL PURCHASE, SELL OR OTHERWISE TRANSFER ANY SECURITIES OF THE COMPANY DURING A SPECIAL BLACKOUT PERIOD. NOTWITHSTANDING THE FOREGOING, A TRANSFER DURING A QUARTERLY BLACKOUT PERIOD OR A SPECIAL BLACKOUT PERIOD MAY BE PERMITTED, PROVIDED THE BENEFICIAL OWNERSHIP OF THE SECURITIES DOES NOT CHANGE AS A RESULT OF SUCH TRANSFER AND THE TRANSFER HAS BEEN PRE-APPROVED BY THE SECURITIES WATCH OFFICER (as defined below).
What is a “Quarterly Blackout Period”?
The period commencing on the sixteenth (16th) day of the last month of each fiscal quarter and ending after the market closes on the second full trading day after the Company’s results of operations for that fiscal quarter have been publicly disclosed (or, in the case of the fourth quarter, after the Company’s results of operations for the fiscal year then ended have been disclosed) shall be a Quarterly Blackout Period.
What is a “Special Blackout Period”?
From time to time, certain persons may be aware of material nonpublic information (e.g., M&A activity, a large deal that just closed, an impending new product release) involving the Company. The Company may temporarily identify those persons as “Special Window Covered Persons” and they may be subject to trading restrictions, a Special Blackout Period. In such event, those persons will be prohibited from transacting in the Company’s securities during the Special Blackout Period, which will end after the market closes on the second full trading day after the day on which the material nonpublic information has been publicly disclosed or the conditions giving rise to the material nonpublic information no longer exist.
The only exceptions to the above prohibitions are the exercise of stock options by a Covered Person or a Special Window Covered Person, or the purchase of shares under the Company’s Employee Stock Purchase Plan (however, the subsequent sale of option shares or such ESPP shares during any Quarterly Blackout Period or Special Blackout Period is prohibited).
The prohibition against trading during a Quarterly Blackout Period or Special Blackout Period does not mean that trading during other periods (a “Trading Window”) is always permitted. This Policy continues to govern trading on and disclosure of nonpublic information during any Trading Window. ALL COVERED PERSONS AND SPECIAL WINDOW COVERED PERSONS ARE CAUTIONED THAT, AS A CONDITION OF THEIR EMPLOYMENT, THE COMPANY RESERVES THE RIGHT TO PROHIBIT TRADING IN ITS SECURITIES BY COVERED PERSONS OR SPECIAL WINDOW COVERED PERSONS FOR ANY REASON. FURTHERMORE, COVERED PERSONS ARE ALWAYS PROHIBITED FROM TRADING DURING A QUARTERLY BLACKOUT PERIOD, AND SO LONG AS COVERED PERSONS AND SPECIAL WINDOW COVERED PERSONS ARE AWARE OF MATERIAL NONPUBLIC INFORMATION, YOU ARE ALSO PROHIBITED FROM TRADING ON OR DISCLOSING THAT INFORMATION DURING A TRADING WINDOW.
3.EVEN DURING A TRADING WINDOW, NO EXECUTIVE OFFICER, SECTION 16 OFFICER, OR MEMBER OF THE BOARD OF DIRECTORS OF OMNICELL, INC. (hereinafter also defined as an “Executive Covered Person” as well as a Covered Person) MAY PURCHASE OR SELL ANY SECURITIES OF THE COMPANY WITHOUT THE PRIOR APPROVAL IN EACH INSTANCE FROM THE SECURITIES WATCH OFFICER (“SWO”) (Unless otherwise designated, Omnicell’s Chief Legal and Administrative Officer, shall be the SWO). ANY REQUEST FOR PRE-CLEARANCE SHOULD BE MADE TO THE COVEREDPERSONS@OMNICELL.COM EMAIL ADDRESS.
Pre-clearance, described above, also enables the SWO to evaluate whether circumstances exist which might subject an Executive Covered Person to a charge of trading on inside information. In addition, if approval for an Executive Covered Person is granted, it shall be considered automatically revoked 72 hours following the approval or earlier if the inquiring Executive Covered Person is so notified by the SWO.
Covered Persons are also cautioned that an open Trading Window, or the SWO’s clearance of a particular transaction does not alleviate the Covered Person’s or Special Window Covered Person’s obligation under the law or this Policy to refrain from engaging in the transaction if the Covered Person or Special Window Covered Person in fact possesses material nonpublic information about the Company. IN OTHER WORDS, AN OPEN TRADING WINDOW OR CLEARANCE FOR TRADING BY THE SWO DOES NOT PROVIDE AN INSURANCE POLICY AGAINST LIABILITY FOR INSIDER TRADING, AND A COVERED PERSON AND SPECIAL WINDOW COVERED PERSON WILL NOT BE RELIEVED OF SUCH LIABILITY IF HE OR SHE IN FACT VIOLATES THE LAW OR THIS POLICY.
4.TRANSACTIONS THAT MAY BE NECESSARY OR JUSTIFIABLE FOR PERSONAL REASONS, SUCH AS THE NEED TO RAISE MONEY FOR EMERGENCY EXPENDITURES ARE NOT EXCEPTED FROM THIS POLICY.
5.NO COVERED PERSON OR SPECIAL WINDOW COVERED PERSON SHALL ADVISE ANY OTHER PERSON REGARDING WHETHER TO BUY OR SELL THE SECURITIES OF THE COMPANY OR ANY PUBLICLY HELD COMPANY WITH WHICH WE DO BUSINESS.
6.NO COVERED PERSON OR SPECIAL WINDOW COVERED PERSON SHALL (i) ENGAGE IN ANY “SHORT SALE” OF ANY SECURITIES OF THE COMPANY OR (ii) PURCHASE OPTIONS PUTS,

CALLS OR SIMILAR DERIVATIVE SECURITIES OF OR RELATED TO THE COMPANY OR COMPANIES ENGAGED IN BUSINESS WITH THE COMPANY.
A “short sale” is one in which a person sells a security he or she does not own at the time of sale.
7.YOU MAY BE LIABLE FOR TRADES MADE PURSUANT TO A STANDING ORDER IF SUCH TRADE IS MADE WHEN YOU ARE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION. AS SUCH, STANDING ORDERS (EXCEPT UNDER APPROVED RULE 10B5-1 SALES PLANS) THAT EXTEND BEYOND THE DATE THE ORDER IS PLACED SHOULD NOT BE USED.
8.NO COVERED PERSON OR SPECIAL WINDOW COVERED PERSON SHALL CONTRIBUTE TO OR PARTICIPATE IN “CHAT ROOM” OR SIMILAR ONLINE FORUMS WITH RESPECT TO THE COMPANY OR COMPANIES ENGAGED IN BUSINESS WITH THE COMPANY.
9.SHOULD ANY COVERED PERSON OR SPECIAL WINDOW COVERED PERSON BECOME AWARE THAT ANY OTHER COVERED PERSON OR SPECIAL WINDOW COVERED PERSON IS VIOLATING OR IS ABOUT TO VIOLATE THIS POLICY, SUCH ACTUAL OR POTENTIAL VIOLATION MUST BE REPORTED IMMEDIATELY TO THE SWO.
10.Rule 10b5-1 Sales Plans. Notwithstanding the foregoing, under the limited circumstances discussed below, Covered Persons and Special Window Covered Persons may establish a written program (a “Program”) that permits (i) automatic trading of the Company’s stock or (ii) trading of the Company’s stock by an independent person (such as an investment bank) who is not aware of any material nonpublic information relating to the Company (“Inside Information”). Trading pursuant to a Program may occur even at a time outside of the Company’s open window period or when the Covered Person is aware of Inside Information. The form of a Program established by an investment bank or other third party must be reviewed and approved by the SWO solely to confirm compliance with this Policy.
The Program document must specify the number of shares to be purchased or sold, the price at which the transaction is to take place and the date on which each transaction is to be performed. Alternatively, the Program may establish an objective formula for any or all of these three criteria. For example, the number of shares could be specified as a percentage of the Covered Person’s holdings, the price could be set as a limit order and a date could be determined by the stock price reaching a predetermined level.
These Programs may only be adopted at a time when the trading window is open and the Covered Person is not aware of any Inside Information. Once the Program is prepared and becomes effective, it cannot be changed or deviated from except (i) with notice to the SWO, and (ii) at a time when the Covered Person or Special Window Covered Person is permitted to trade in the Company’s stock under this Policy. In addition, the Covered Person and Special Window Covered Person cannot engage in any separate transaction that directly or indirectly alters or offsets the authorized transactions under a Program (such as a hedging transaction). Any Covered Person or Special Window Covered Person preparing such a Program must be careful to allow for the cancellation of a transaction which fails to comply with applicable law (e.g., exceeding the number of shares which the Covered Person may sell under Rule 144 in a rolling three-month period) or which would create adverse accounting consequences for the Company (e.g., loss of otherwise available and desired pooling of interests accounting treatment for a transaction). Furthermore, at the discretion of the Company, the terms of such a Program may be disclosed to the public through a press release, by placement on the Company’s website, in filings with the U.S. Securities and Exchange Commission or through other means to be determined by the Company.
11.Interpretation Authority. The Chief Legal and Administrative Officer (or their designee) shall have the authority to interpret this policy and all related policies and procedures and such other authority and responsibility as described in this policy or in related policies and procedures.
Ultimately the responsibility for adhering to this policy and avoiding unlawful transactions (or the appearance of unlawful transactions) rests with each individual.
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